Exhibit 4.5

NEITHER THE CONTINGENT WARRANTS REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. NOTWITHSTANDING THE AFOREMENTIONED, NOTHING IN THIS CONTINGENT WARRANT SHALL PROHIBIT THE TRANSFER OR DISTRIBUTION OF THIS CONTINGENT WARRANT IN WHOLE OR IN PART BY TVAX INVESTORS, LLC TO ITS MEMBERS.

TVAX BIOMEDICAL I, LLC

CONTINGENT WARRANT CERTIFICATE

Date of Original Issuance:	Certificate No. W-__

Date of Reissuance:

FOR VALUE RECEIVED, TVAX Biomedical I, LLC, a Missouri limited liability company (the “Company”), hereby grants to              or any Person or Persons to whom this Warrant has been assigned in accordance herewith (the “Holder”), the right to purchase from the Company              units of the Warrant Equity during the Exercise Period, if any, and subject to the provisions below and further adjustment as provided below, at a price per unit of $1.50 (as adjusted from time to time hereunder, the “Exercise Price”). This Contingent Warrant Certificate (the “Warrant”) is one of the “Warrants” issued pursuant to, and is subject to, the terms of the Amended and Restated Warrant Purchase Agreement, dated July 15, 2011 (as amended, restated, supplemented and modified from time to time, the “Purchase Agreement”), among the Company, the Parent, the Holder and certain other parties who from time to time become parties thereto in accordance with the provisions thereof. Except as defined in Section 5 hereof or unless otherwise indicated herein, capitalized terms used in this Contingent Warrant have the same meanings set forth in the Purchase Agreement.

The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Contingent Warrant.

This Contingent Warrant is subject to the following provisions:

Section 1. Exercise of Warrant.

A. Exercise Period. Subject to Section 1E below, the Holder may exercise, in whole or in part, the purchase rights represented by this Contingent Warrant only for such period of time (i) commencing on the earlier of either (A) the close of business on September 30, 2012 if TVAX Biomedical, Inc. (the “Parent”) has not completed a Public Offering prior to that time, or (B) the date of a Change in Control of the Company or Parent that occurs prior to September 30, 2012, and (ii) ending on the Expiration Date ( the “Exercise Period”). If a Public Offering is completed by Parent prior to the close of business on September 30, 2012, this Contingent

Warrant shall expire upon completion of such Public Offering and shall not be exercisable, and the Holder of this Contingent Warrant shall immediately surrender this Contingent Warrant Certificate to the Company for cancellation.

B. Exercise Procedure.

(i) This Contingent Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in Section 1C below, executed by the Person exercising all or part of the purchase rights represented by this Contingent Warrant;

(b) this Contingent Warrant;

(c) if this Contingent Warrant is not registered in the name of the Holder, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Contingent Warrant to the Holder, in which case the Holder shall have complied with the provisions set forth in Section 8 hereof; and

(d) either (A) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the amount of Warrant Equity being purchased upon such exercise (the “Aggregate Exercise Price”), (B) the surrender to the Company of debt or equity securities of the Company having a Market Price equal to the Aggregate Exercise Price of the Warrant Equity being purchased upon such exercise or (C) a written notice to the Company that the Holder is exercising this Contingent Warrant (or a portion thereof) by authorizing the Company to withhold from issuance an amount of Warrant Equity issuable upon such exercise of this Contingent Warrant which when multiplied by the Market Price of the Warrant Equity is equal to the Aggregate Exercise Price (and such withheld Warrant Equity shall no longer be issuable under this Contingent Warrant).

(ii) Certificates (or other evidence of issuance if uncertificated) for units of Warrant Equity purchased upon exercise of this Contingent Warrant shall be delivered by the Company to the Holder within 5 Business Days after the date of the Exercise Time. Unless this Contingent Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Contingent Warrant which have not expired or been exercised and shall, within such 5-Business Day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iii) The Warrant Equity issuable upon the exercise of this Contingent Warrant shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed for all purposes to have become the record holder of such Warrant Equity at the Exercise Time.

(iv) The issuance of certificates for Warrant Equity upon exercise of this Contingent Warrant shall be made without charge to the Holder for any document or transfer tax incurred by the Company in connection with such exercise and the related issuance of Warrant Equity. Each unit of Warrant Equity issuable upon exercise of this Contingent Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all Taxes and Liens.

(v) The Company shall not close its books against the transfer of this Contingent Warrant or of any amount of Warrant Equity in any manner which interferes with the timely exercise of this Contingent Warrant. If applicable, the Company shall from time to time take all such action as may be necessary to assure that the par value per unit of the unissued Warrant Equity acquirable upon exercise of this Contingent Warrant is at all times equal to or less than the sum of the Exercise Price then in effect and the per unit price paid for this Contingent Warrant.

(vi) The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Contingent Warrant (including, without limitation, making any filings required to be made by the Company).

(vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Contingent Warrant is to be made in connection with a Public Offering or a sale of the Company, the exercise of any portion of this Contingent Warrant may, at the election of the holder hereof, be conditioned upon a Public Offering or the sale of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(viii) The Company shall take all such actions as may be necessary to assure that all such units of Warrant Equity may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which units of Warrant Equity may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each issuance).

C. Exercise Agreement. Upon any exercise of this Contingent Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if Warrant Equity is not to be issued in the name of the Person in whose name this Contingent Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for Warrant Equity is to be issued, and if the amount of Warrant Equity to be issued does not include all Warrant Equity purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

D. Effect of Exercise. Upon exercise of this Contingent Warrant, the Company shall stamp “EXERCISED” on the face of this Contingent Warrant and return the original Warrant to the Holder, it being understood that all of the Holders’ and the Company’s rights and obligations under this Contingent Warrant shall survive the exercise hereof.

E. Termination. The rights granted to the Holder pursuant to the terms of this Contingent Warrant shall terminate upon the occurrence of the Expiration Date.

Section 2. Adjustment of Exercise Price and Number of Units. In order to prevent dilution of the rights granted under this Contingent Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section, and the amount of Warrant Equity obtainable upon exercise of this Contingent Warrant shall be subject to adjustment from time to time as provided in this Section.

A. Subdivision or Combination of Warrant Equity. If the Company at any time subdivides (by any Unit split, Distribution or otherwise) Warrant Equity into a greater amount of units, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and the amount of Warrant Equity obtainable upon exercise of this Contingent Warrant shall be proportionately increased and if the Company at any time combines (by reverse Unit split or otherwise) Warrant Equity into a smaller amount of units, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the amount of Warrant Equity obtainable upon exercise of this Contingent Warrant shall be proportionately decreased.

B. Adjustment for Distributions. If the Company at any time or from time to makes or fixes a record date for the determination of holders of Warrant Equity entitled to receive a Distribution payable in additional Warrant Equity, in each such event the Exercise Price that is then in effect shall be decreased and the amount of Warrant Equity obtainable upon exercise of this Contingent Warrant shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Exercise Price and such amount of Warrant Equity then in effect and obtainable upon exercise of this Contingent Warrant by a fraction (A) the numerator of which is the total number of units of Warrant Equity issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (B) the denominator of which is the total number of units of Warrant Equity issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of units of common equity issuable in payment of such Distribution; provided, that, if such record date is fixed and such Distribution is not fully paid or if such Distribution is not fully made on the date fixed therefor, the Exercise Price and amount of Warrant Equity obtainable upon exercise of this Contingent Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter each shall be adjusted pursuant to this provision to reflect the actual payment of such Distribution.

C. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time, the Warrant Equity is changed into the same or a different number of units of any series of units, whether by recapitalization, reclassification or otherwise (other than an acquisition or asset transfer or a subdivision or combination of units or unit Distribution or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this subsection 2C), in any such event each holder of this Contingent Warrant shall have the right thereafter to exercise this Contingent Warrant to purchase the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum amount of Warrant Equity into which such this Contingent Warrant could have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as piovided herein or with respect to such other securities or property by the terms thereof.

D. Reorganizations, Mergers, Consolidations or Sales of Assets. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Company’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Warrant Equity shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Warrant Equity, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby holders of Warrants shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Warrant Equity immediately theretofore receivable upon the exercise of such holder’s Warrant such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding units of Warrant Equity equal to the amount of Warrant Equity immediately theretofore receivable upon such exercise had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of holders of Warrants to the end that the provisions hereof (including provisions for adjustments of the Exercise Price and the amount of Warrant Equity obtainable upon exercise of this Contingent Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

E. Sale of Warrant Equity Below Preferred Exercise Price.

(i) If at any time or from time to time, the Company issues or sells, or is deemed by the express provisions of subsection 2E to have issued or sold, Additional Warrant Equity, other than as a Distribution on any Warrant Equity as provided in subsection 2B above, and other than a subdivision or combination of Warrant Equity as provided in subsection 2A above, for an Effective Price less than the then effective Exercise Price, then and in each such case the then applicable existing Exercise Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price for which Additional Warrant Equity have been issued or sold or deemed to have been issued or sold. Upon each such adjustment of the Exercise Price under this subsection 2E the amount of Warrant Equity acquirable upon exercise of this Contingent Warrant shall be adjusted to the amount of Warrant Equity determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the amount of Warrant Equity acquirable upon exercise of this Contingent Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(ii) For the purpose of making any adjustment required under this subsection 2E, the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed as the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid in cash or allowed to be paid in cash by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company and without deduction for any such commissions, compensation or concessions payable in units or Convertible Securities, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Managers, and (C) if Additional Warrant Equity, Convertible Securities or rights or options to purchase either Additional Warrant Equity or Convertible Securities are issued or sold together with other securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Managers to be allocable to such Additional Warrant Equity, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this subsection 2E, if the Company issues or sells (A) Convertible Securities or (B) rights or options for the purchase of Additional Warrant Equity or Convertible Securities and if the Effective Price of such Additional Warrant Equity is less than the then applicable Exercise Price in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Warrant Equity issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such securities an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that, if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Exercise Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Warrant Equity on the exercise of any such rights or options or the conversion of any such Convertible Securities.

(iv) The Supermajority Warrant Holders may waive in writing the application of this subsection 2E to any issuance or deemed issuance of Warrant Equity which waiver shall be effective on all holders of Warrants and Underlying Warrant Equity.

F. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Warrants a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Warrants, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Exercise Price at the time in effect, and (c) the amount of Warrant Equity and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Warrant.

G. Notice of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Distribution, any right or warrant to subscribe for, purchase or otherwise acquire any units or any class of any other securities or property, or to receive any other right, whether now existing or hereafter created), the Company shall mail to each holder of Warrants, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such Distribution, right or warrant, and the amount and character of such Distribution, right or warrant. The Company shall not make or issue such Distribution, right or warrant described herein unless it provides the holders of the Warrants at least 20 days advance written notice thereof.

H. Certain Events. If any event occurs of the type contemplated by the provisions of this Section but not expressly provided for by such provisions (including the granting of equity appreciation rights, phantom equity rights or other rights with equity features), then the Board of Managers shall make an appropriate adjustment in the Exercise Price and the amount of Warrant Equity obtainable upon exercise of this Contingent Warrant so as to protect the rights of the Holders; provided, that no such adjustment shall increase the Exercise Price as otherwise determined pursuant to this Section or decrease the amount of Warrant Equity issuable upon exercise of this Contingent Warrant

I. No Avoidance. In the event the Company shall enter into any transaction for the purpose of avoiding the provisions of this Section, the benefits provided by such provisions shall nevertheless apply and be preserved.

Section 3. Intentionally Omitted.

Section 4. Put Arrangement.

A. At any time after the date holders of Series C Preferred Stock of Parent are eligible to make a Series C Redemption Request (as defined in the Certificate of Incorporation of Parent) in accordance with Section 3(r) of Article VI of the Certificate of Incorporation of Parent but in any event no later than the fifth anniversary of the Date of Original Issuance, if this Contingent Warrant becomes exercisable under subsection 1A and a Qualified Public Offering has not yet occurred and securities obtainable directly or indirectly upon exercise of this Contingent Warrant are not listed on a national securities exchange, the Supermajority Warrant Holders will have the right to cause the Company to repurchase (the “Warrant Put”) all or any portion, of the Underlying Warrant Equity then in existence at the Warrant Put Price by delivering a written notice (the “Warrant Put Notice”) to the Company.

B. Upon its receipt of a Warrant Put Notice, the Company will deliver a copy thereof to each other holder of Underlying Warrant Equity and a notice informing them of the date of delivery of such notice (the “Delivery Date”), the amount of Underlying Warrant Equity then in existence on the Delivery Date and that such holder may elect to participate in the Warrant Put and thereby to include all or any portion of such holder’s units of Underlying Warrant Equity in such repurchase by delivering written notice to the Company within 10 days of receipt of such notice from the Company.

C. Upon the delivery of any Warrant Put Notice, the Company and, as applicable, the holder or holders of Underlying Warrant Equity electing to participate in the exercise of the Warrant Put by delivering the notice referred to in subsection 4B (the “Warrant Electing Holders”) shall promptly (and in any event within 10 days after the Delivery Date) meet for the purpose of determining the Warrant Put Price. The Company will be obligated to purchase all Underlying Warrant Equity requested to be repurchased in the Warrant Put Notice and any notices delivered pursuant to subsection 4B (the “Warrant Put Units”), each at a mutually agreeable time and place which will in no event be later than 90 days after the Delivery Date (the “Put Closing”). Promptly upon determination of the Warrant Put Price with respect thereto and in no event less than 10 days prior to the date of any Put Closing, the Company will notify all holders of the Underlying Warrant Equity of the Warrant Put Price, as well as of the time and place of the Put Closing (the “Closing Notice”). A Warrant Electing Holder may deliver to the Company all or any portion of the Warrant (rather than Warrant Equity) held by such Holder in satisfaction of the sale of such Holder’s Underlying Warrant Equity hereunder, in which event the Warrant Put Price will be reduced by the aggregate Exercise Price of the Warrant(s) so delivered.

D. At any Put Closing, each Warrant Electing Holder shall deliver to the Company certificates (or other instruments of conveyance) representing the Warrant Put Units or the Warrant held by such holder, as applicable, and the Company shall deliver to such holder the product of (x) the Warrant Put Price (subject to any applicable reduction pursuant to the last sentence of subsection 4C) multiplied by (y) the number of Warrant Put Units owned by such holder by cashier’s or certified check or wire transfer of immediately available funds payable to each such holder.

E. Any Warrant Put Units or Warrants subject to a Warrant Put not satisfied in full on the Put Closing shall remain outstanding until such time as the purchase price therefore is paid in full. Interest shall accrue on such unpaid amount for any such Warrant Put Units or Warrants at a rate equal to the then applicable dividend rate for the Series C Preferred Stock of the Parent from the date of the Put Closing until such amounts are paid in full. In addition, if the Company fails to satisfy its obligations pursuant to the Warrant Put at the Put Closing, the holders of Warrants and Warrant Put Units may pursue any and all rights and remedies at law or equity available to them.

Section 5. Definitions. The following terms have meanings set forth below:

“Additional Warrant Equity” shall mean all Warrant Equity issued by the Company or deemed to be issued pursuant to subsection 2E, other than Warrant Equity issued upon the exercise or conversion of Warrants and Notes (as defined in the Purchase Agreement).

“Board of Managers” means the Board of Managers of the Company.

“Change in Control” means any sale, transfer or issuance or series of sales or issuances of the Company’s Equity Interests or the equity interests of Parent, or any merger, consolidation or other transaction involving the Company or Parent, immediately after which the holder or holders of the Company’s Equity Interests or the equity interests of Parent, as the case may be, immediately prior to such transaction or transactions no longer possess the voting power to elect a majority of the Company’s managers (or other governing board) or a majority of Parent’s board of directors, as the case may be, or the holder or holders of the Company’s Equity Interests or the equity interests of Parent immediately prior to such transaction or transactions no longer hold record and beneficial ownership of at least a majority of the Company’s voting Equity Securities or the voting equity interests of Parent, as the case may be.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for any Warrant Equity.

“Expiration Date” means the earlier of July 15, 2016, or the consummation a Public Offering prior to the close of business on September 30, 2012.

“Market Price” of any Equity Interest means the average of the closing prices of such Equity Interest’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such Equity Interest is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day such Equity Interest is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive Business Days prior to such day. If at any time such Equity Interest is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Supermajority Warrant Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Supermajority Warrant Holders (who shall make such determination within 30 days after selection). If the Company and the Supermajority Warrant Holders are unable to agree on an appraiser within a reasonable period of time, then the parties shall choose the appraiser by lot with each of the Company and Supermajority Warrant Holders choosing two appraisers and the appraiser chosen by lot from those four appraisers. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

“Preferred Equity” means the Company’s Series C Preferred Units having the rights, preferences and privileges set forth in the Fourth Amended and Restated Operating Agreement of Company, dated the date hereof, as may be amended from time to time.

“Public Offering” means the consummation of an underwritten public offering pursuant to an effective registration statement filed by the Parent or the Company (or any successor entity to the Company) with the Securities and Exchange Commission under the Securities Act with respect to common equity of the Parent or the Company (or any successor entity to the Company).

“Qualified Public Offering” means the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of common equity for the account of the Company or the Parent with gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least $30,000,000 and with a pre-money value of the common equity (on a fully diluted basis) of at least $150,000,000.

“Supermajority Warrant Holders” means the holders of at least 50% of Underlying Warrant Equity.

“Underlying Warrant Equity” means (i) the Warrant Equity issued or issuable upon exercise of the Warrants and (ii) any Equity Interests issued or issuable with respect to the securities referred to in clause (i) by way of Distribution or equity split or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization. For purposes hereof, any Person who holds this Contingent Warrant shall be deemed to be the holder of the Underlying Warrant Equity obtainable upon exercise of this Contingent Warrant in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the exercise of this Contingent Warrant, such Underlying Warrant Equity shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Warrant Equity hereunder. As to any particular units of Underlying Warrant Equity, such units shall cease to be Underlying Warrant Equity when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) purchased by Company or any direct or indirect subsidiary of Company.

“Warrant Equity” means units of Preferred Equity; provided, that if there is a change such that the Equity Interests issuable upon exercise of the Warrants are issued by a Person other than the Company or there is a change in the class or type of Equity Interests so issuable, then the term “Warrant Equity” shall mean the smallest unit in which such Equity Interest is issuable (whether a share of stock in a corporation, a unit representing a membership interest in a limited liability company or another type of equity security issued by another type of entity).

“Warrant Fair Market Value” means the fair market value of the Warrant Equity, on a fully-diluted basis, determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value without giving effect to any discount for any lack of liquidity attributable to a lack of a public market for such security, any block discount or discount attributable to the size of any Person’s holdings of such security, any minority interest or any voting rights thereof or lack thereof. The Company and the Warrant Electing Holders representing a majority of the Warrant Put Units (for purposes of this definition only, each referred to as the “Majority Holders”), will use reasonable efforts to determine Warrant Fair Market Value, but if such parties are unable to agree on Warrant Fair Market Value within 10 days after meeting for the purpose of determining the Warrant Fair Market Value, the Company and the Majority Holders shall, within 20 days after the Delivery Date, mutually select an appraiser to make a determination of the Warrant Fair Market Value (who shall make such determination within 30 days after selection). If the Company and the Majority Holders are unable to agree on an appraiser within a reasonable period of time, then the parties shall choose the appraiser by lot with each of the Company and Majority Holders choosing two appraisers and the appraiser chosen by lot from those four appraisers. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company. Notwithstanding the aforementioned, if a Warrant Put and exercise of redemption rights for Preferred Equity under Article VIII of the Operating Agreement occur contemporaneously then the Majority Holders shall coordinate the determination of Warrant Fair Market Value with the determination of fair market value under the Operating Agreement for Preferred Equity and to the extent an appraisal is required, the Company shall only be required to obtain a single appraisal for purposes of determining the Warrant Put Price and the redemption price, for Preferred Equity under the Operating Agreement for such contemporaneous exercises with the Majority Holders coordinating with the holders of Preferred Equity making a redemption request thereunder to identify the appraiser.

“Warrant Put Price” means the greater of (i) the then applicable Exercise Price; (ii) the pre-money common equity value (determined on a fully diluted basis) in the most recent sale of securities by the Company in a private placement prior to the Warrant Put Notice multiplied by the amount of Common Units into which a Unit of Warrant Equity is convertible after giving full effect to the adjustments contained Section 2 hereof and Article IX of the Operating Agreement; or (iii) the Warrant Fair Market Value. The expenses of determining the Warrant Put Price shall be borne by the Company.

Section 6. Limitations of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Equity, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price for Underlying Warrant Equity or as an equityholder of the Company.

Section 7. Warrant Transferable. Subject to the transfer restriction referred to in the legend endorsed hereon, this Contingent Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Contingent Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

Section 8. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Holder at the time of such surrender. The date the Company initially issues this Contingent Warrant shall be deemed to be the “Date of Original Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Contingent Warrant shall be issued.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Contingent Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver, in lieu thereof, a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 10. Notices. Except as otherwise expressly provided herein, all notices referred to in this Contingent Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Holder, at such Holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

Section 11. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, or waive the application of any provision hereof only if the Company has obtained the written consent of the Supermajority Warrant Holders.

Section 12. Governing Law. This ‘Warrant shall be governed and construed in accordance with the domestic laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

Section 13. Survival. The provisions of this Contingent Warrant which by their nature survive the expiration, termination, cancellation or exercise of the rights granted herein shall survive in accordance with their terms.

Section 14. Execution of Certain Documents. Upon the exercise of this Contingent Warrant, the Holder or the party to whom Warrant Equity shall be registered shall execute and deliver a signature page to the Operating Agreement and Investor Rights Agreement if not already a signatory thereto.

Section 15. Construction. The Company and the original Holder(s) have participated jointly in the negotiation and drafting of this Contingent Warrant. In the event an ambiguity or question of intent or interpretation arises, this Contingent Warrant shall be construed as if drafted jointly by the Company and the original Holder(s), and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Contingent Warrant.

IN WITNESS WHEREOF, the Company has executed and delivered this Contingent Warrant on                     .

TVAX BIOMEDICAL, LLC

By:
Name:
Title:

Exhibit 4.5

EXHIBIT I

EXERCISE AGREEMENT

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W- ), hereby agrees to subscribe for the purchase of units of the Warrant Equity covered by such Warrant and makes payment herewith in full therefor at the price per unit provided by such Warrant:

Signature

Address

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED,                                                                                        hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W- ) with respect to the amount of the Warrant Equity covered thereby set forth below, unto:

Names of Assignee	Address	No. of Units

Dated:	_______________________________	Signature

Witness